Filed Pursuant to Rule 433
Registration No. 333-141110

June 13, 2007

Pricing Term Sheet

Relating to Preliminary Prospectus Supplement Dated June 11, 2007 of

Plains Exploration & Production Company

This term sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement referenced above. The information in this term sheet supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling collect 1-212-834-4533.

Issuer:		Plains Exploration & Production Company
Security Description:		Senior Notes
Distribution:		SEC Registered
Face:		$600,000,000
Gross Proceeds:		$600,000,000
Net Proceeds to Issuer (before expenses):		$594,000,000
Coupon:		7.750%
Maturity:		June 15, 2015
Offering Price:		100.000%
Yield to Maturity:		7.750%
Spread to Treasury:		+253 bps
Benchmark:		UST 4.125% due 5/15/2015
Ratings:		B1/BB-
Interest Pay Dates:		June 15 and December 15
Beginning:		December 15, 2007
Equity Clawback:		Up to 35% at 107.750%
Until:		June 15, 2010

Optional redemption:		Makewhole call @ T+50bps prior to June 15, 2011, then:
		On or after:	Price:
		June 15, 2011	103.875%
		June 15, 2012	101.938%
		June 15, 2013 and thereafter	100.000%

Change of control:		Putable at 101% of principal plus accrued interest

CUSIP:		726505AD2
ISIN:		US726505AD21
Minimum Denominations/Integral Multiples:		2,000 x 1,000
Trade Date:		June 13, 2007
Settlement Date:	(T+4)	June 19, 2007

Bookrunners	JPMorgan
Lehman Brothers
Co-Managers:	BMO Capital Markets
BNP PARIBAS
Citi
RBS Greenwich Capital
Scotia Capital
TD Securities
Wachovia Securities
Calyon Securities (USA) Inc.
Comerica Securities
Deutsche Bank Securities
Fortis Securities
Wells Fargo Securities